Independent Auditors' Consent


                  We consent to incorporation by reference in the Registration Statements of Cavalier Homes, Inc. (Form S-8 Registration Nos. 33-20842, 33-20859, 33-86232, 33-86236, 333-06371, 333-04953, 333-19833, 333-45255 and
333-57743  and  Form  S-3  Registration  Nos.  33-62487,   33-63060,   33-86348,
333-18213,  333-00607,  333-48111 and 333-64925,  each as amended) of our report dated February 21, 1997, with respect to the consolidated statements of income, shareholders' equity and cash flows of Belmont Homes, Inc. and subsidiaries for the year ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10K of Cavalier Homes, Inc.

/s/  KPMG PEAT MARWICK LLP
------------------------------
KPMG Peat Marwick, LLP
Jackson, Mississippi

March 30, 1999